Exhibit 10.9.2
INTEL CORPORATION

2014 Annual Performance Bonus Plan

(Amended and Restated effective January 1, 2014)

1. PURPOSE
The purpose of this 2014 Annual Performance Bonus Plan (the "Plan"), formerly named the 2007 Executive Officer Incentive Plan, is to motivate and reward eligible employees by making a portion of their cash compensation (the "Annual Incentive Payments") dependent on (i) Intel Corporation (the "Company") performance, and (ii) individual performance, including, without limitation, performance related to strategic drivers of growth of the Company as determined by the Compensation Committee of the Board of Directors (the "Committee").

2. COVERED INDIVIDUALS
The individuals to whom Annual Incentive Payments may be made hereunder shall be the executive officers of the Company, and such other officers of the Company as the Committee shall determine in its sole discretion (the "Covered Individuals").

3. THE COMMITTEE
(a)     The Committee shall have the sole discretion and authority to administer and interpret the Plan.

(b)     Subject to the express provisions and limitations of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i) To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Committee to be inconsistent with the purposes of the Plan;

(ii) To designate Covered Individuals and to determine the Annual Incentive Payments, if any, to be made to such Covered Individuals;

(iii) To prescribe and amend the terms of any agreements or other documents under the Plan;

(iv) To determine whether, and the extent to which, adjustments are required pursuant to Section 4;

(v) To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any Annual Incentive Payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi) To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)     All decisions, determinations and interpretations by the Committee regarding the Plan and Annual Incentive Payments shall be final and binding on all Covered Individuals. The Committee shall consider such factors, as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4. AMOUNT OF INCENTIVE
(a)    A Covered Individual's Annual Incentive Payment shall be the product of (i) the Plan Multiplier, as described in paragraph (b) below, multiplied by (ii) the Covered Individual's Incentive Baseline, as described in paragraph (f) below, multiplied by (iii) the Covered Individual’s Performance Adjustment, as described in paragraph (g) below, and subject to a Discretionary Adjustment and Maximum Annual Incentive Payment as described in paragraph (h) below.

(b)    Plan Multiplier. The Plan Multiplier shall be the sum, comprised of the following components:

(i) the Company’s year-over-year net income growth for the performance period; plus

(ii) the Company’s net income growth for the performance period (plus 1), divided by the average of the net income growth of the Technology Market (plus 1) (the "Technology Market" is a group of technology peer companies, as determined by the Committee in its sole discretion with respect to each performance period); plus

(iii) the percentage of performance against operational goals times 2, not to exceed 250%, (as determined by the Committee in its sole discretion with respect to each performance period).

(c)    The Company’s net income and the Technology Market's net income may be adjusted based upon qualifying criteria selected by the Committee in its sole discretion. Such criteria may include, but are not limited to asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; disposals and exit activities as described in ASC 420-10-30; goodwill as described in ASC 350-20-35; intangibles as described in ASC 350-30-35; and long lived assets as described in ASC 360-10-35;
(d)    In the event one of the technology peer companies has an event which significantly alters the value of Section 4(b)(ii) (e.g., large acquisition or divestiture, extra-ordinary event which has significant positive or negative impact on earnings), the Committee may exclude that company from the formula for one or more years.
(e)    The operational goals may include any one or more of the following performance criteria, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified and weighted by the Committee: (i) product release schedules, (ii) new product innovation, (iii) product cost reduction through advanced technology, (iv) brand recognition/acceptance, (v) product ship targets, (vi) customer satisfaction, (vii) performance against cost and productivity goals, (viii) effectiveness of investment strategies towards stated goals, and (ix) inventory/supply chain management initiatives, or (x) such other criteria as the Committee may determine are appropriate to measure the performance of a Covered Individual in carrying out his or her assigned duties and responsibilities, as defined within the first 90 days of the performance period. If an unusual or extra-ordinary event makes one or more of the operational goals obsolete, the Committee has the discretion to adjust or eliminate the goal(s) as appropriate.
Notwithstanding anything to the contrary contained herein, different operational goals may be approved or may be assigned different weights for Covered Individuals at the business unit level, so that the operational component of the Plan Multiplier for the employees of the business unit will be specific to that business unit’s results (but will not affect the overall weighting of the Plan Multiplier). Operational performance criteria for support function employees will be based upon the average of all of the business units’ results.
(f)    Incentive Baseline. The incentive baseline amount for each Covered Individual shall be determined by the Committee in its sole discretion with respect to each performance period. A performance period shall be a single fiscal year of the Company unless otherwise determined by the Committee.

(g)     Individual Performance Adjustment: The individual performance adjustment percentage can be between 80% and 120%. The Committee may adjust a Covered Individual’s Annual Incentive Payment upward or downward by up to 20% based upon individual performance. The Committee reserves the right to apply subjective, discretionary criteria to determine the individual performance adjustment percentage.

(h)    Discretionary Adjustment and Maximum Annual Incentive Payment. Upon determining the result of multiplying the Covered Individual's Incentive Baseline, the Plan Multiplier, and the Individual Performance Adjustment, the Committee may reduce but not increase the result by applying discretionary criteria. The Annual Incentive Payment payable hereunder shall be paid in lieu of any incentive payable under the Company’s broad-based variable cash incentive program. No Covered Individual shall receive an Annual Incentive Payment for a performance period in excess of $10,000,000.

5. PAYMENT OF INCENTIVE
(a)     Annual Incentive Payments shall be made in cash, and no Annual Incentive Payment shall be paid to a Covered Individual unless he or she is an employee of the Company as of the last day of the performance period. The Committee may establish rules in its sole discretion regarding the Annual Incentive Payment payable, if any, in the case of the retirement, death or disability of a Covered Individual prior to the end of a performance period, and the persons to whom such payments shall be made.

(b)    If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Plan to Covered Individuals for the relevant performance periods. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Annual Incentive Payment paid to the Covered Individual and (ii) the Annual Incentive Payment that would have been made to the Covered Individual, not including the effect of any adjustments under Sections 4 (g) and (h), had the Plan Multiplier been calculated based on the Company’s financial statements as restated. The Company will not be required to award Covered Individuals an additional Annual Incentive Payment should the restated financial statements result in a higher Annual Incentive Payment.

6. AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate this Plan at any time by action of the Board of Directors or the Committee with respect to future services of Covered Individuals.

7. TAX WITHHOLDING
The Company shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, "Taxes"), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Covered Individual such Taxes as may be required by law, or if permitted by law, to otherwise require the Covered Individual to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Covered Individual or to take such other action as may be necessary to satisfy such Tax obligations.

8. SEVERABILITY
If any provision of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

9. NON-ASSIGNABILITY
Unless the Committee expressly provides otherwise in writing, no Covered Individual nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any Annual Incentive Payment.

10. NON-EXCLUSIVITY OF THE PLAN
The adoption of the Plan by the Board of Directors and submission of the Plan to stockholders for approval do not create any limitation on the power of the Committee or the Board of Directors to adopt other cash or equity-based compensation programs. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

11. EMPLOYMENT AT WILL
Neither the Plan, the selection of a person as a Covered Individual, the payment of any Annual Incentive Payment to any Covered Individual, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Covered Individual whenever in the sole discretion of the Company its interest may so require.

12. NO VESTED INTEREST OR RIGHT
At no time before the actual payment of an Annual Incentive Payment to any Covered Individual or other person shall any Covered Individual or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Covered Individuals identically under the Plan.

13. GOVERNING LAW
The Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute concerning the Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

14. EFFECTIVE DATE
The Plan was effective as of January 1, 2007, subject to approval by vote of stockholders at the Company’s 2007 annual meeting.  This Plan was amended and restated, effective as of January 1, 2012. This Plan was further amended and restated effective as of January 1, 2014.